Exhibit 99.1

CONTENTS

CLAUSE
1	INTERPRETATION		1
2	DEMISE AND RENT		4
3	TENANTS COVENANTS		5
	3.1	RENT	5
	3.2	OUTGOINGS	5
	3.3	INSURANCE CHARGE	6
	3.4	SERVICE CHARGE	6
	3.5	REPAIR	6
	3.6	PAINTING	6
	3.7	COMPLIANCE WITH LEGISLATION	7
	3.8	YIELDING UP	7
	3.9	ENTRY BY LANDLORD AND COMPANY	8
	3.10	ENTRY BY LANDLORD	9
	3.11	EXPENSE OF MAKING GOOD DILAPIDATIONS AND SERVING NOTICES	9
	3.12	ALTERATIONS	10
	3.13	OBSTRUCTION OF CONDUCTING MEDIA	10
	3.14	SIGNS	10
	3.15	IMMORAL USER	11
	3.16	NUISANCE	11
	3.17	OVERLOADING	11
	3.18	NAME OF PREMISES	11
	3.19	USE OF THE PREMISES	11
	3.20	PLANNING ACTS	12
	3.21	PRODUCTION OF NOTICES	13
	3.22	ENCROACHMENTS	14
	3.23	DISPOSALS BY TENANT	14
	3.24	ASSIGNMENT	14
	3.25	UNDERLETTING	16
	3.26	CHARGE OF THE WHOLE	19
	3.27	NOTIFICATION OF DISPOSALS	19
	3.28	NOTICES THAT PREMISES ARE FOR SALE OR TO LET	20
	3.29	COST OF PARTY WORKS	20
	3.30	INVALIDATION OF INSURANCE	20
	3.31	INCREASED COST OF INSURANCE	20
	3.32	REGULATIONS AS TO COMMON PARTS	21
	3.33	COST OF LICENCES	21
	3.34	INTEREST	21
	3.35	VAT	22
4	LANDLORD'S COVENANTS		22
	4.1	QUIET ENJOYMENT	22
	4.2	LEASES OF OTHER UNITS	22
	4.3	INSURANCE	23
	4.4	SERVICES	23
5		Provided always and it is expressly agreed as follows	23
	5.1	FORFEITURE	23
	5.2	SUSPENSION OF RENT	24
	5.3	FORM OF LICENCES ETC	25
	5.4	COMPENSATION UNDER LANDLORD AND TENANT ACT 1954	25
	5.5	EXCLUSION OF LIABILITY ON PART OF LANDLORD	25
	5.6	WAIVER OF RIGHT TO FORFEIT	26
	5.7	IMPLIED EASEMENTS	26
	5.8	SERVICE OF NOTICES	26
	5.9	VAT	26
	5.10	THE ELECTION	27
	5.11	EXCLUSION ORDER	27
	5.12	UNPAID SUMS	27
6		SURETY'S COVENANTS	27
	SCHEDULE
	THE FIRST	SCHEDULE	30
		PART I DESCRIPTION OF THE DEMISED PREMISES	30
	PART II RIGHTS GRANTED TO THE TENANT		31
	PART III RIGHTS EXCEPTED TO THE LANDLORD		32
		THE SECOND SCHEDULE	34
		PART I INSURANCES TO BE MAINTAINED BY THE LANDLORD	34
		PART II PROVISIONS AS TO PAYMENT OF THE INSURANCE CHARGE	35
		THE THIRD SCHEDULE	36
		SERVICES TO BE PROVIDED BY THE LANDLORD	36
	THE FOURTH SCHEDULE		39
		PART I DEFINITIONS FOR PURPOSE OF CALCULATING THE SERVICE CHARGE	39
		PART II PROVISION FOR THE PAYMENT OF THE SERVICE CHARGE BY THE	39
		THE FIFTH SCHEDULE	42
		REGULATIONS	42
		THE SIXTH SCHEDULE	44
		MATTERS SUBJECT TO AND WITH THE BENEFIT OF (WHERE APPROPRIATE) OF WHICH THE DEMISED PREMISES ARE DEMISED	44
	THE SIXTH SCHEDULE		44
		MATTERS SUBJECT TO AND WITH THE BENEFIT OF (WHERE APPROPRIATE) OF WHICH THE DEMISED PREMISES ARE DEMISED	44

LEASE dated 15th May 2000

BETWEEN:

(1) Versteegh PLC whose registered office is at Plaza 535 Kings Road London SW10 OSZ (hereinafter called 'the Landlord' which expression shall include the person from time to time entitled to the reversion expectant on the term hereby granted)

(2) Barrett Lloyd Davis Associates of Plaza 535 Kings Road aforesaid (hereinafter called 'the Tenant' which expression shall include the person from time to time entitled to the term hereby granted)

Witnesseth as follows -

Whereas in this Lease -

1 INTERPRETATION

1.1 The following expressions have unless the context otherwise requires the following meanings.

'The Common Parts' means all marked entrances, courtyards, reception areas, passages, landings, staircases (internal and external), access yards, roads, footpaths, passenger lift, means of refuse disposal and other areas forming put of the Landlord's Development and provided by the Landlord for the common use of an or some of the Tenants or occupiers of the Units and their visitors and which does not form part of the demise of all or any of the Units;

'Conducting Media' means sewers drains pipes wires cables ventilation ducts heating ducts and other conducting media and includes trade fixtures connected to any Conducting Media for enabling use co be made of the Conducting Media or of any water gas electricity heating ventilation air conditioning or other effluvia passing through Conducting Media;

'the Demised Premises' means the premises forming part of the Landlord's Development and described in Part I of the First Schedule and all additions and alterations thereto and all Landlord's fixtures from time to time annexed thereto;

'Election' means the election exercisable by the Landlord pursuant to paragraph 2 of Schedule 10 of the Value Added Tax Act 1994 to cause supplies made under this Lease to fall outside Group I of Schedule 9 of the Value Added Tax Act 1994 and become chargeable to Value Added Tax at the standard rate;

'the Insurance Charge' means a fair and reasonable proportion of the cost to the Landlord of effecting and maintaining the insurances specified in Part I of the Second Schedule such proportion and cost to be ascertained in accordance with the provisions of Part II of the Second Schedule;

'Insured Risks' means the risks of damage or destruction by fire (other than fire risks from time to time excluded from the fire policy issued by the Landlord's insurers) and explosion aircraft flood tempest water damage from burst and overflowing pipes and tanks and impact damage riots strikes and civil commotion earthquake and malicious damage and any other risks against which the Landlord shall at its reasonable discretion in a respects insure;

'Irrevocable Value Added Tax' means Value Added Tax incurred by the Landlord to the extent that the Landlord is unable to obtain credit for or recover the same;

'the Landlord's Development' means the premises at 535 Kings Road London SWI0 0 (formerly known as 111 Lots Road) being the whole of the land comprised in tide no. NGL 485356 at H.M. Land Registry and includes any adjacent area over which any rights granted to tenants of the said premises may be exercisable or which may be used in connection with the provision of services for the said premises or the tenants thereof or which may be otherwise occupied in connection therewith;

'the Landlord's Surveyor' means such surveyors or others as the Landlord may from time to time for the purpose of supervising and managing the obligations of the Landlord hereunder in the Landlord's Development;

'Legislation' means all Acts of Parliament and all orders regulations and bye-laws made pursuant to any Act of Parliament or otherwise having the force of law

'Permitted Use' means use as offices as may from time to time be approved in writing by the Landlord which approval shall not be unreasonably withheld or delayed if in the reasonable opinion of the Landlord the grant of such approval will be consistent with the principles of good estate management having regard to the distribution of retail trades within the Landlord's Development;

'the Plan' means the Plan or Plans annexed hereto;

'the Planning Acts' means the Legislation from time to time in force relating to Town and Country Planning;

'the Prescribed Rate' means interest at a rate of 4 per cent above the base rate from time to time of National Westminster Bank Plc or during any time when there is no such base rate or comparable Bank base rate 16 per cent per annum;

'the Rent Commencement Date' means the 13th day of March Two thousand;

'Rent Restriction Legislation' means any Legislation which renders unlawful or otherwise precludes (i) any demand for or payment of or acceptance of the whole or any part of the Yearly Rent which would otherwise be for the time being payable hereunder or (ii) the requiring or carrying out of any review of the Yearly Rent at the times and in the manner herein provided;

'the Service Charge' means One point zero two per cent 1.02% of the Total Expenditure as defined in Part I of the Fourth Schedule hereto or such other percentage as may be reasonably substituted for the same which the Landlord will agree with the Tenant from time to time;

'the Units' means all those puts of the Landlord's Development which are to be let by the Landlord for a term of years including the Demised Premises and 'Unit' shall be construed accordingly,

'VAT' means Value Added Tax;

'the Yearly Rent' means a rent of Sixteen Thousand Four Hundred and Ten pounds 16,410 per annum

1.2 Where two or more persons constitute a party to this Lease covenants by that party herein contained or implied shall be deemed to be made by those persons jointly and severally.

1.3 References herein contained to 'the tenancy' shall be deemed to be references both to the term of years hereby demised and to any extension or continuation thereof whether by the provisions of the Landlord and Tenant Act 1954 or any similar Legislation from time to time in force or otherwise which tenancy shall be deemed to have commenced on the date of commencement of the said term hereinafter stipulated.

1.4 The expression 'termination' in relation to the tenancy means termination in any manner whether by affluxion of time notice forfeiture surrender or otherwise and the expression 'terminating' bears a corresponding meaning.

1.5 Marginal notes and headings to the Clauses and schedules of this Lease are inserted for ease of reference only and shall not affect the construction of this Lease.

2 DEMISE AND RENT

The Landlord hereby demises unto the Tenant ALL THOSE the Demised Premises TOGETHER WITH the rights described in Part 1.1 of the First Schedule EXCEPTING AND RESERVING unto the Landlord and its predecessors in title and those deriving title from the Landlord or such predecessors the rights described in Part III of the First Schedule TO HOLD the same unto the Tenant for the term of three years commencing on the date hereof SUBJECT to the matters described in the Sixth Schedule YIELDING AND PAYING therefor the Yearly Rent which Yearly Rent shall be paid by equal quarterly instalments in advance an the usual quarter days save that the first instalment shall be a proportionate payment in respect of the period from the Rent Commencement Date and ending on the next Quarter Day and shall be paid on the date hereof and SECONDLY the Insurance Charge THIRDLY the Service Charge FOURTHLY all interest payable by the Tenant under the terms of this Lease FIFTHLY any VAT payable under the terms of this Lease and SIXTHLY and other sums due from the Tenant to the Landlord under the provisions of this Lease from time to time

3 TENANT'S CONVENANTS

The Tenant hereby covenants with the Landlord as follows

3.1 RENT

To pay the rents hereby reserved on the days and in the manner aforesaid and not to exercise or seek to exercise any right or claim to withhold rent or other sums payable under this Lease or any right or claim to be entitled to any legal or equitable set off and if requested by the Landlord the Tenant shall pay the Yearly Rent herein reserved by Banker's Order and not to exercise or seek to exercise any right or claim to withhold rent or other sums payable under this Lease or any right or claim to be entitled to any legal or equitable set off.

3.2 OUTGOINGS

To pay all rates taxes assessments impositions and outgoings whether of an existing or novel kind now or at any time hereafter during the said term levied imposed or charged exclusively in respect of the Demised Premises or any part thereof whether payable by the Landlord or the Tenant and a fair proportion (as determined by the Landlord's Surveyor whose decision shall be final and binding) of any such rates taxes assessments impositions and outgoings levied imposed or charged on the Demised Premises in common with other premises.

3.3 INSURANCE CHARGE

To pay the Insurance Charge in accordance with the provisions of Part II of the Second Schedule.

3.4 SERVICE CHARGE

To pay the Service Charge in accordance with the provisions of the Fourth Schedule.

3.5 REPAIR

To keep the Demised Premises in the same condition they are in on the rent commencement date (fair wear and tear and damage or destruction due to any of the Insured Risks excepted unless any of the insurance money in respect thereof shall have been rendered irrecoverable by any act or default of the Tenant or any other person deriving title from the Tenant or any licensee or invitee of the Tenant or any such other person) and to repay to the Landlord on demand all expenses from time to time incurred by the Landlord in repairing or reinstating any Conducting Media not comprised in the Demised Premises but which serve only the Demised Premises.

3.6 PAINTING

3.6.1 In every third year of the tenancy and in the last three months of the tenancy howsoever terminating in a workmanlike manner to prepare and paint with at least two coats of good quality paint all parts of the interior of the Demised Premises previously or usually painted and clean and where appropriate treat with the like protective and decorative finishes as shall have previously been applied or otherwise with such protective and decorative finishes as are necessary for their proper maintenance all other parts of the interior of the Demised Premises Provided that the painting and treatment to be carried out in the last three months of the tenancy shall be in colours and with finishes previously approved by the Landlord such approval not to be unreasonably withheld.

3.7 COMPLIANCE WITH LEGISLATION

To comply in all respects with all requirements (whether placed on the Landlord or the Tenant) of all present and future Legislation and of all competent authorities as to the condition of the Damaged Premises and the user thereof and the activities d on thereat and any works or alterations executed or required to be executed thereon or in respect thereof or in any other way affecting the Demised Permised and to keep the Landlord indemnified against all actions proceedings claims or demands which may be brought or made by reason of any such requirements not having been duly complied with and if as a result of any such requirements the Landlord shall carry out any works or alterations to. the Demised Premises or any other part of the Landlord's Development the Tenant shall repay to the Landlord (as appropriate) on demand the expenses thereby incurred by the Landlord or a fair proportion thereof as determined by the Landlord's Surveyor whose decision shall be final.

3.8 YIELDING UP

At the termination of the tenancy to yield up the Demised Premises and all fixtures therein in such repair and condition as is required by the covenants on the part of the Tenant herein contained PROVIDED THAT.

3.8.1 the Tenant may and shall if so required by the Landlord before such termination remove all renames or trade fixtures and shall make good any damage thereby caused to the Demised Premises to the Landlord's reasonable satisfaction,

3.8.2 if after the tern termination of the tenancy there shall be left on the Demised Premises any tenant's or trade fixtures or any chattels or refuse the Landlord may treat the same as having been abandoned by the Tenant and may arrange for the removal and destruction or disposal thereof as the Landlord thinks fit and the Tenant shall pay to the Landlord on demand the cost of storage pending such removal and thereafter the cost of such removal and destruction or disposal and shall indemnify the Landlord against any liability resulting therefrom; and

3.8.3 if the Tenant shall fail to yield up the Demised Premises in such repair and condition as aforesaid the Landlord may if it thinks fit effect any repairs decorations removals and other works which ought to have been carried out by the Tenant pursuant to the covenants on the part of the Tenant herein contained and the Tenant shall pay to the Landlord on demand the cost of such repairs decorations removals and other works effected by the Landlord together with mesne profits at a rate equal to the rack rental value of the Demised Premises at the date of such termination for the period reasonably required for the carrying out of such work and the Landlord's Surveyor's certificate as to the amount of such cost and mesne profits shall be conclusive and binding on the parties.

3.9 ENTRY BY LANDLORD AND COMPANY

To permit the Landlord and those authorised by them after having given 48 hours prior notice in writing to the Tenant (save in an emergency when no such notice shall be required) to enter upon the Demised Premises or any part thereof for any of the following purposes

3.9.1 Inspecting the Demised Premises and taking schedules of the condition thereof and of the Landlord's fixtures therein;

3.9.2 repairing altering adding to rebuilding or replacing any adjoining premises or any Conducting Media comprised in the Demised Premises but which serve or are capable of serving other premises; and

3.9.3 doing anything which the Landlord reasonably considers necessary or desirable for the performance by the Landlord of their covenants on their respective part hereinafter contained PROVIDED that the person so entering shall cause as little inconvenience as reasonably possible to the Tenant and shall make good any damage to the Demised Premises which that person causes.

3.10 ENTRY BY LANDLORD

3.10.1 To permit the Landlord and those authorised by them to enter upon the Demised Premises on 48 hours prior notice in writing in order to carry out any works to which this sub-clause applies and which the Tenant has failed to commence carrying out and/or thereafter diligently proceed with within two months after service upon the Tenant of a notice requiring the same to be carried out or proceed with.

3.10.2 The works to which this sub-clause applies are

(a) the carrying out and completion in the manner required by this Lease of any repairs or other works which the Tenant is obliged to carry out by the terms of this Lease;

(b) the removal of any alterations additions or other works carried out or commenced on the Demised Premises without all necessary licences consents permissions and approvals of the Landlord the Local Planning Authority and any other authority or person having been obtained; and

(c) the removal or (at the Landlord's option) the completion in a good and workmanlike manner in accordance with the terms of this Lease and of such licences consents permissions and approvals of any alterations additions or other works which have not been so completed.

3.11 EXPENSE OF MAKING GOOD DILAPIDATIONS AND SERVING NOTICES

To pay to the Landlord on demand all expenses (including Solicitors' Surveyors' and other professional fees) incurred by the Landlord in or in connection with

3.11.1 carrying out any works to which the immediately preceding sub-clause applies;

3.11.2 the preparation and service of any notice under section 146 or section 147 of the Law of Property Act 1925 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court;

3.11.3 the preparation and service at any time during or after the termination of the tenancy of any schedule of dilapidations; or

3. 11.4 the collection of any arrears of Yearly Rent or of any other sums lawfully due including bailiffs fees.

3.12 ALTERATIONS

Not to make any alteration or addition to or in any way injure the Demised Premises or any part thereof (including for the avoidance of doubt any fire protective, materials cladding the main structure of the Demised Premises) or the internal arrangement thereof or the Conducting Media comprised in or serving the Demised Premises provided that with the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) the Tenant may make alterations to the internal arrangement of the Demised Premises so long as such works do not affect the structure thereof and provided further that the Tenant may without the consent of the Landlord construct erect alter and dismantle any non-structural demountable partitioning which is not annexed to the Demised Premises in anyway.

3.13 OBSTRUCTION OF CONDUCTING MEDIA

Not to interfere with or obstruct any Conducting Media and in so far as heating ventilation or air conditioning may be provided through such Conducting Media to ensure that the internal arrangement of the Demised Premises does not interfere with the efficient operation of such heating ventilation or air conditioning.

3.14 SIGNS

Not without the consent of the Landlord (not to be unreasonably withheld or delayed) to display upon the exterior of the Demised Premises or upon the interior thereof so as to be visible outside the Demised Premises any lettering advertisement sign notice placard flag or similar device.

3.15 IMMORAL USER

Not to use or permit to be used the Demised Premises or any part thereof for any illegal or immoral purpose or in a manner which in the opinion of the Landlord (which the Tenant agrees to accept without dispute) is or may depredate the value of the Landlord's interest in the Demised Premises or the Landlord's Development,

3.16 NUISANCE

Not to use or permit the Demised Premises to be used or carry on any activity on the Demised Premises which is or would or become a nuisance annoyance or disturbance to the Landlord or the owner or occupier of any neighboring premises or the Landlords' Development or otherwise and not to permit any person to reside or sleep thereon and not to bring into the Demised Premises anything of an explosive or inflammable nature or carry out any trade or activity which may result in the emission of vapour and gases which may become a nuisance or annoyance aforesaid or adversely affect the state and condition of the Demised Premises and the Landlord's Development.

3.17 OVERLOADING

Not to do or bring upon the Demised Premises anything which may overload the Conducting Media the whole or any part of the Demised Premises.

3.18 NAME OF PREMISES

Subject to the requirements of any competent governmental or other Authority not for any purpose whatsoever to use or permit others to use as the name of the Demised Premises any name other than that given to the Demised Premises by the Landlord.

3.19 USE OF THE PREMISES

3.19.1 Not to use the Demised Premises or any part thereof for any purpose other than the Permitted Use.

3.20 PLANNING ACTS

In relation to the Planning Acts -

3.20.1 Not to make any application under the Planning Acts for permission to cam out any development (as defined by the Planning Acts) or for the approval of anything in connection therewith unless the Tenant shall previously have obtained all consents licences and approvals of the Landlord required under this Lease for the carrying out of such development.

3.20.2 Not to make any such application except in such form and for such duration whether limited or unlimited as the Landlord may approve which approval shall not be unreasonably withheld or delayed.

3.20.3 If the Landlord so directs to apply to the relevant planning authority to determine whether any relevant proposal requires permission under the Planning Acts.

3.20.4 If reasonably required by the Landlord but at the cost of the Tenant to appeal against any refusal of planning permission or the imposition of any conditions on a planning permission relating to the Demised Premises following an application by the Tenant.

3.20.5 Not to enter into any agreement with any local planning or other public authority regulating the development or use of the Demised Premises.

3.20.6 Not to implement any planning permission or approval unless the same has been submitted to and approved in writing by the landlord whose approval shall not be unreasonably withheld.

3.20.7 In the event of the Tenant carrying out any works in implementation of any planning permission or approval so approved to carry out and complete all works required to implement the same in a good and workmanlike manner in accordance with the terms of such permission or approval.

3.20.8 To make or secure to the satisfaction of the Secretary of State or other authority appointed for the purpose any payment that way be required for any planning permission or approval which may be granted and so to do for the full term of the permission or approval and similarly to make or secure any payment that may be required in respect of any development or the continuance or retention of any development being a permission or approval implemented or development carried out or continued or retained at any time during the currency of the tenancy.

3.20.9 Unless the Landlord otherwise directs to carry out before the termination of the tenancy or such earlier date as maybe nominated by the Landlord any works required to be carried out to the Demised premises by a date subsequent to the termination of the tenancy by any limitation or condition to which any planning permission or approval implemented by or under or for the benefit of the Tenant is subject.

3.20.10 To produce to the Landlord or the Landlord's agents when required all such drawings documents and other evidence that the provisions of this sub-clause (1) have been complied with as they may reasonably require.

3.20.11 For the avoidance of doubt the landlord's approval of any application permission or approval under this sub-clause may be refused on the ground inter alia that the period thereof or anything contained therein or omitted therefrom would in the reasonable opinion of the Landlord's Surveyor be likely to be prejudicial to the interests of the Landlord whether in relation to the Demised Premises or the Landlord's Development or any neighbouring premises or otherwise and whether during the currency of the tenancy or thereafter.

3.21 PRODUCTION OF NOTICES

Within three days of the receipt of the same by the Tenant to give full particulars to the Landlord and the Company or the Landlord's Surveyor of any notice at order or proposal for a notice or order given issued or made to or on the Tenant by any competent authority pursuant to legislation and if so required by the Landlord or the Landlord's Surveyor to produce such notice order or proposal to them and without delay to take all necessary steps to comply with any such notice order or proposal and at the request of the Landlord or the Landlord's Surveyor but at the cost of the Tenant to make or join with the Landlord in making such objections or representations against or in respect of any such notice order or proposal as they or any of them shall deem expedient.

3.22 ENCROACHMENTS

Not knowingly to permit any person to encroach upon or to acquire any right of light or air way water drainage or other casement over the Demised Premises but forthwith to inform the Landlord of any such encroachment or of any act or thing which might result in the acquisition of any right or privilege over the Demised Premises and to do all acts and things which may be necessary or expedient to prevent such encroachment or the acquisition of any such right or privilege PROVIDED that if the Tenant shall fail to do such acts and things as aforesaid the Landlord shall have power to enter upon the Demised Premises for the purpose of doing the same and any expenses which the Landlord thereby incurs shall be paid by the Tenant to the Landlord on demand.

3.23 DISPOSALS BY TENANT

Not to assign mortgage underlet hold on trust share or otherwise part with the possession of the whole or any part of the demised premises except where permitted by and in accordance with clauses 3.25 to 3.27

3.24 ASSIGNMENT

3.24.1 Not to assign the whole of the Demised Premises without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed) provided that it will be reasonable for the Landlord to impose any or all of the conditions in this clause 3.25.1(a)-(d) (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927) on giving any licence for an assignment by the tenant as a condition precedent to the granting of such consent and any such licence shall be treated as being subject to each of the conditions in clause 3.25.2 and provided further that the Landlord may withhold its consent to an assignment if any of the circumstances set oat in clause 3.25.2 exist whether at the date on which the application is made or at any later date but before the Landlord's consent is given

(a) a requirement that the assigning Tenant and any former tenant who was not released from its obligations under this Lease by virtue of s. 11 of the Landlord and Tenant Covenants Act 1995 and any guarantor of the Tenant and/or former tenant execute as a deed and deliver to the Landlord prior to the assignment in question and before giving occupation of any part of the premises to be assigned an Authorised Guarantee Agreement (as defined in and for the purpose of section 16 Landlord and Tenant (Covenants) Act 1995) in 2 form reasonably required by the Landlord

(b) if the Landlord reasonably so requires a requirement that one or more third party guarantors reasonably acceptable to the Landlord are provided who prior to the assignment in question and before giving occupation of any put of the premises to be assigned enter into direct covenants with the Landlord (if more than one then jointly and severally) in the terms set out in clause 6

(c) if the Landlord reasonably so requires a requirement that the proposed assignee prior to the assignment in question and before giving occupation of any part of the premises to be assigned enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this Lease as the Landlord may reasonably require

(d) a requirement that prior to the assignment in question and before giving occupation of any part of the premises to be assigned the assignee covenants to the Landlord to pay the rent for the time being from time to time reserved by this Lease and to observe and perform the Tenant covenants and conditions contained in this Lease for the period until the assignee is released from its covenants implied in this Lease and upon the next assignment to enter into an Authorised Guarantee Agreement as specified above.

3.24.2 The stances referred to above in clause 3.25.11 in which the Landlord may withhold its consent are where

(a) the rents reserved under this Lease have not been paid up to date;

(b) the covenants on the part of the Tenant have not been complied with;

(c) in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant's covenants in this Lease;

(d) without prejudice to paragraph (c) of this clause 3.25.2 in the case of an assignment to a Group Company of the Tenant if (in the Landlord's reasonable opinion) the proposed assignee is or may become less likely to be able to comply with the obligations on the part of the Tenant than the Tenant which likelihood is judged by reference in particular to the financial strength of the Tenant aggregated with that of any surety and the value of any other security given for the performance of the Tenant's obligations when assumed as at the date of the Lease or (if the Tenant is not the original party to this Lease) the date of assignment; and

(e) the proposed assignee is entitled to claim diplomatic or sovereign immunity.

And the Landlord may revoke its consent if after the Landlord's consent has been given but before the assignment has taken place any of the circumstances set out in this clause 3.25 apply.

3.25 UNDERLETTING

3.25. 1 Not to grant an underlease of the whole or any part of the Demised Premises unless-

(a) the Tenant first obtains the written consent of the Landlord (which consent shall not be unreasonably withheld or delayed); and

(b) the Tenant first complies with the provisions of clauses 3.26.2 to 3.26.6 (inclusive).

3.25.2 Prior to granting an underlease to obtain a deed (in a form approved by the Landlord)

(a) from the proposed undertenant with the Landlord containing covenants by the undertenant that it will during the time for which it remains liable for the covenants on the part of the undertenant (whether pursuant to the underlease or any authorised guarantee agreement) comply with the obligations of the tenant in the underlease and the obligations of the Tenant in this Lease (except for the obligation to pay the Yearly Rent; and

(b) (if the Landlord reasonably requires) from a surety or sureties reasonably acceptable to the Landlord to guarantee the performance of the undertenant's obligations to the Landlord given pursuant to paragraph (a) of this clause 3.26.2.

3.25.3 The rent to be reserved by an underlease must be

(a) not less than the greater of -

(i) the open market value of the Demised Premises or if part only of the Demised Premises is sublet the relevant proportion of the open market value at the time of the proposed grant; and

(ii) the Yearly Rent without taking a fine premium or other consideration.

3.25.4 To include in the underlease covenants by the undertenant with the Tenant (as Landlord)

(a) not to underlet the whole or a part of the Demised Premises; and

(b) not to assign or underlet the whole of the Demised Premises without the prior written consent of the Tenant (as Landlord) and the Landlord (which consent shall not be unreasonably withheld or delayed).

3.25.5 Except where provided otherwise in clause 3.26.4 to include in the underlease obligations and conditions which correspond with the obligations of the Tenant and the conditions in this Lease (except for the obligation to pay the Yearly Rent).

3.25.4 Prior to completion of an underlease if the Landlord so requires to procure an order from the court authorising the exclusion of sections 24 to 28 of the Landlord and Tenant Act 1954 in respect of such underlease and to produce a certified copy of that order to the Landlord.

3.25.7 Not without the prior written consent of the Landlord to -

(a) vary the terms of or waive (whether expressly or by implication) the benefit of any covenant of an undertenant or condition in an underlease

(b) accept a surrender of an underlease

(c) accept any sum or payment in kind by way of commutation of the rent payable by an undertenant; or

(d) accept payment of rent from an undertenant otherwise than by regular quarterly (or more frequent) payments in advance.

3.25.8 The Tenant will

(a) use reasonable endeavours to enforce the obligations of an undertenant and (if reasonably required by the Landlord) exercise its rights of reentry in an underlease;

(b) exercise its rights the rent reserved by an underlease but not agree rights to review the amount of any new rent payable without the prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed);

(c) have reasonable regard to any representations made by the Landlord in connection with the review of rent; and

(d) promptly inform the Landlord of the amount of the rent payable from a date of review.

3.26 CHARGE OF THE WHOLE

Not to charge the whole of the Demised Premises without the prior written consent of the

Landlord (which consent shall not be unreasonably withheld or delayed).

3.27 NOTIFICATION OF DISPOSALS

3.27.1 To procure that every assignee chargee underlessee licensee or other person in whose favour any disposition (whether affecting the Demised Premises or any part thereof or any derivative interest herein) is effected or upon whom the Demised Premises or any part thereof or any such derivative interest shall devolve by operation of law shall (without any demand in that behalf) within twenty-one days after such disposition or devolution occurs leave the a certified copy of the instrument effecting the disposition or notice of the devolution together with any instrument evidencing the same with the Landlord for registration

3.27.2 To procure that upon every registration of each instrument or notice with the Landlord under the foregoing provisions the person leaving the same pays to the Landlord its reasonable registration fee together with any Value Added Tax payable thereon.

3.28 NOTICES THAT PREMISES ARE FOR SALE OR TO LET

To permit the Landlord at any time (in the case of a proposed sale mortgage or charge of the Landlord's interest) or during the last six months of the term hereby granted and the remainder of the tenancy thereafter (in the case of a proposed letting) to display upon some part of the exterior of the Demised Premises in such a position as not to interfere with the light or air enjoyed by the Demised Premises or the Tenant's user thereof a notice advertising that the same are for sale or to let and to permit it prospective purchasers mortgagees chargees or lessees to inspect the Demised Premises at reasonable times by prior appointment.

3.29 COST OF PARTY WORKS

To pay on demand to the Landlord or to whomsoever it may direct a fair proportion (to be assessed by the Landlord's Surveyor whose decision shall be final and binding) of the costs (including Surveyors Managing Agents' and other professional fees) of repairing maintaining and replacing all party walls fences and gutters and other party structures and all Conducting Media which serve the Landlord's Development in common with other premises.

3.30 INVALIDATION OF INSURANCE

Not to do or omit or cause any act or thing which might invalidate or prejudicially affect any insurance of the Demised Premises or the Landlord's Development or any adjoining premises or tender the insurance monies in whole or part irrevocable.

3.31 INCREASED COST OF INSURANCE

In the event of the premiums payable for the insurance of the Demised Premises or the Landlord's Development or any neighbouring premises being increased by reason of any act or default of the Tenant to pay on demand to the Landlord or to whomsoever the Landlord shall direct the amount of such increase.

3.32 REGULATIONS AS TO COMMON PARTS

To comply with procure compliance by the occupiers of the Demised Premises or any part thereof and by the Tenant's and such occupiers' respective servants licensees and visitors with the regulations set out in the Fifth Schedule hereto or such other reasonable regulations as the Landlord shall from time to time make and notify to the Tenant relating to the use of any parts of the Landlord's Development over which the rights specified in Part II of the First Schedule are exercisable and which in the opinion of the Landlord are desirable in the interest of the persons (including the Landlord) entitled to use such parts or for the proper management of the Landlord's Development.

3.33 COST OF LICENCES

To pay the costs and disbursements (including stamp duties) of the Landlord's Solicitors Surveyors Architects and other professional advisers and the Landlord's reasonable administration fee in connection with any Deed or other thing hereby required to be executed or done at the Tenant's expense or any licence consent or approval applied for by the Tenant relating to the Demised Premises or the provisions of this Lease whether or not the same shall be executed done or given together with any Value Added Tax payable thereon in so far as the same cannot be claimed as an input by the Landlord.

3.34 INTEREST

If so requited by the Landlord to pay interest at the Prescribed Rate both before and after judgment upon any instalment of the Yearly Rent or of the Service Charge or any sum due as part of or on account of the Insurance Charge or of the estimated Service Charge or any other sums payable by the Tenant to the Landlord hereunder which shall not have been paid to the Landlord within Fourteen days after the same became due for the period from the date on which the same became due to the date on which the same was paid.

3.35 VAT

3.35.1 To pay VAT on all supplies received by the Tenant under or in connection with this Lease.

3.35.2 To pay to the Landlord an amount equivalent to the VAT on supplies received by the Landlord under or in connection with this Lease to the extent that such VAT is not available for credit pursuant to the provision of section 14 of VAT Act 1983 in the prescribed accounting period in which the VAT was incurred.

4 LANDLORD'S COVENANTS

The Landlord hereby covenants with the Tenant (but so that the Landlord shall not remain personally liable to the Tenant after it has disposed of its reversionary interest to this Lease except for any breach occurring prior to such disposal) as follows

4.1 QUIET ENJOYMENT

That the Tenant paying the rents hereby reserved and observing and performing the covenants on its part and the conditions herein contained shall peaceable hold and enjoy the Demised Premises throughout the said term without any lawful interruption by the Landlord or any person lawfully claiming under through or in trust for the Landlord.

4.2 LEASES OF OTHER UNITS

That every lease of each of the Units save for Units let to Statutory Undertaken granted by the Lessor shall contain similar covenants on the part of the Tenant as are herein contained and regulations to be observed and performed by the Tenant thereof similar to those contained in the Fifth Schedule hereto and that upon receipt of adequate security for costs the Landlord will at the reasonable request of the Tenant use its best endeavours to enforce the covenants on the part of any other tenants of the Units provided that the Tenant will indemnify and keep indemnified the Landlord against all costs expenses or charges howsoever incurred by the Landlord in so doing.

4.3 INSURANCE

That subject to the Tenant paying the Insurance Charge the Landlord will effect and maintain the insurances specified in Part I of the Second Schedule subject to such excesses exclusions or limitations as the Landlord's insurers may require and will in the event of the Demised Premises being destroyed or damaged by any of the Insured Risks with all practicable speed and subject to all necessary licences consents permissions and approvals being obtainable lay out the money received in respect of such insurance (other than in respect of loss of rent) in reinstating the damage in respect of which the same shall have been paid.

4.4 SERVICES

That subject to the Tenant paying the Service Charge the Landlord will unless prevented by circumstances beyond its reasonable control provide the services specified in the Third Schedule.

5 Provided always and it is expressly agreed as follows -

5.1 FORFEITURE

If the rents hereby reserved or any part thereof shall be in arrear for twenty-one days after the same shall have become due (whether legally demanded or not) and for the purposes of this clause any rents paid by the Tenant by bankers standing order or credit transfer shall be deemed for all purposes hereof not to have been received by the Landlord until the same shall have been received by the Landlord's bank or in the event of any breach of any of the Tenant's covenants herein contained or if the Tenant or any guarantor for the Tenant (being a company) shall enter into liquidation (other than a voluntary member's liquidation when solvent for the purpose of reconstruction or amalgamation forthwith carried into effect) whether voluntarily or compulsorily or if the Tenant or any guarantor shall for any reason by removed from the register of companies or be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or if a petition shall be presented for the appointment of an administrator or a receiver (whether or not an administrative receiver) of manager shall be appointed of the whole or any part of their respective undertakings or an administration order shall be made or if there shall be convened a meeting of creditors or members to consider a voluntary arrangement or any other scheme or composition with the Tenant's creditors or if the Tenant or such guarantor (not being a company) shall become bankrupt have a bankruptcy order made against it or them or a petition for such order shall be presented or if in interim receiver is appointed of the property of the Tenant or such guarantor or if the Tenant or such guarantor shall enter into any arrangement or composition for the benefit of their respective creditors or if the Tenant or any guarantor for the Tenant shall suffer any distress or execution to be levied on their respective goods then in any of the said cases it shall be lawful for the landlord or any person on its behalf at any time thereafter to re-enter upon the Demised Premises or any part thereof in the name of the whole and thenceforth peaceably to hold and enjoy the same as if this Lease had not been made and thereupon this demise shall absolutely determine except for the Tenant's obligations under the sub-clause headed INDEMNITIES but without prejudice to any tight of action of the Landlord in respect of any breach of the Tenant's covenants herein contained.

5.2 SUSPENSION OF RENT

That if the Demised premises or any part thereof or access thereto shall be so destroyed or damaged by any of the Insured Risks as to be unfit for occupation and use by the Tenant then (unless any of the insurance money in respect of loss of rent shall have been rendered irrecoverable by the act or default of the Tenant or any other person deriving title from the Tenant or any licensee or invitee of the Tenant or any such other person) the Yearly Rent or a fair proportion thereof according to the extent of the damage shall be suspended and cease to be payable until the Demised Premises shall be reinstated and fit for occupation and use or until the expiration of three years from the date of such destruction or damage whichever shall be the earlier PROVIDED that any dispute as to the amount or length of such suspension shall be determined by an independent Surveyor (acting as expert) appointed by the President of the Royal Institution of Chartered Surveyors on the application of either party.

5.3 FORM OF LICENCES ETC.

Any licence consent permission or approval purporting to be given by the Landlord to the Tenant in relation to this Lease or the Demised Premises whether or not the same be required to be obtained by the Tenant by any of the covenants or conditions herein contained shall he ineffective unless the same be given either

5.3.1 by Deed; or

5.3.2 by writing under the hand of the Landlord or some duly authotised officer or agent of the Landlord expressly stating that the Landlord does not require the same to be by Deed.

5.4 COMPENSATION UNDER LANDLORD AND TENANT ACT 1954

Subject to the provisions of sub-section (2) of section 38 of the Landlord and Tenant Act 1954 neither the Tenant nor any person deriving tide from the Tenant to the whole or any part of the Demised Premises shall be entitled on quitting the Demised Premises to any compensation under section 37 of the said Act.

5.5 EXCLUSION OF LIABILITY ON PART OF LANDLORD

The Landlord shall not be liable to the Tenant or any other person for any accident loss or damage which may at any time during the said term be occasioned to or suffered by the Tenant or any other person or occasioned to the Demised Premises or to any goods or property of the Tenant or any other person by reason of any act neglect default or misfeasance or nonfeasance whether tortious or of any other kind whatsoever of the Landlord or of any servant or employee or agent or tenant of the Landlord or any other person or by reason of any breach of Any obligation herein contained whether expressed or implied or by reason of any fire or leakage or overflow from any Conducting Media or other appliances in or near the Demised Premises or by reason of any other cause whatsoever and the Landlord shall not be liable to any person other than the Tenant to perform any of the covenants herein contained whether expressed or implied in so far as such covenants impose obligations going beyond the common duty of care imposed by the Occupiers Liability Act 1957 or the Defective Premises Act 1972 or any amending Act.

5.6 WAIVER OF RIGHT TO FORFEIT

That no demand for or acceptance or receipt of any part of the Yearly Rent or the Insurance Charge or the Service Charge or any payment on account thereof shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant notwithstanding that the Landlord may know or be deemed to know of such breach at the date of such demand acceptance or receipt.

5.7 IMPLIED BASEMENTS

Nothing herein contained shall operate to grant by implication or otherwise any estate right or easement not hereby expressly granted by the Landlord.

5.8 SERVICE OF NOTICES

The provisions of section 196 of the Law of Property Act, 1925 as amended by the Recorded Delivery Service Act, 1962 shall apply to any notices served pursuant to or in connection with this Lease as if such notices were notices required or authorised under the said Acts.

5.9 VAT

5.9.1 All references in this Lease to amounts (including rent) payable by the Tenant to the Landlord are references to such amounts exclusive of Value Added Tax and the Tenant shall pay to the Landlord in addition to any such amount any Value Added Tax payable on that amount.

5.9.2 The Landlord may issue a yearly. invoice in accordance with Regulation 19 of the Value Added Tax (General) Regulations 1985 (SI 1985/986),

5.10 THE ELECTION

The Landlord can (but is not obliged to) snake the Election.

5.11 EXCLUSION ORDER

Having been authorised to do so by Order of the Mayors and City of London Court (No. MYO 744000) made on the 21st day of March 2000 under section 38(4)(a) the Landlord and Tenant Act 1954 the parties agree that sections 24 to 28 of that Act shall be excluded in relation to this Deed.

5.12 UNPAID SUMS

If any sums payable by the Tenant to the Landlord hereunder remain unpaid for more than three months from the date that payment was due then notwithstanding and without prejudice to any other rights the Landlord may have in respect of such unpaid sums hereunder the said unpaid sums shall be deemed to be payable on the expiry of each subsequent period of three months from the date they became due until payment in full without the need for the Landlord to serve a formal demand in respect of the same.

5.13 It is hereby certified that there is no agreement for lease to which this lease gives effect.

6 SURETY'S COVENANTS

The Surety in consideration of the demise hereinbefore contained having been made at the Surety's instance and request HEREBY COVENANTS with and guarantees to the Landlord

6.1 THAT THE TENANT WILL PAY RENT ETC.

That the Tenant will at all times pay the Yearly Rent on the days and in manner aforesaid and observe and perform the covenants and condition herein contained or implied and on the part of the Tenant to be observed and performed PROVIDED ALWAYS that notwithstanding any forbearance by the Landlord to enforce against the Tenant the payment of the Yearly Rent or the observance or performance of the Tenant's covenants and conditions or the giving of time by the Landlord to the Tenant in relation thereto the Surety not thereby be discharged from liability under the foregoing covenant nor shall such liability be in any way lessened or affected

6.2 TO ACCEPT NEW LEASE

That if any liquidator or trustee in bankruptcy of the Tenant shall disclaim this tenancy or if the Tenant (being a body corporate) shall be wound up or cease to exist and if the Landlord shall within two months after the Landlord receives notice of any such disclaimer or other event aforesaid causing this tenancy to cease to have effect by notice in writing require the Surety to accept a new lease of the Demised Premises for a term commensurate with the residue which (if there had been no disclaimer or if this tenancy had not ceased to have effect as aforesaid) would have remained of the term hereby granted at the same rent and containing the like covenants and conditions as are reserved and contained in this Lease with the exception of this sub-clause and the immediately preceding sub-clause (the said new lease and the rights and liabilities thereunder to take effect as from the date of the said disclaimer or of this tenancy ceasing to have effect as aforesaid) then and in such case the Surety shall accept such new lease accordingly and execute a counterpart thereof and pay all proper and reasonable legal charges and stamp duties payable whether by the Landlord or the Tenant in respect of such new lease.

6.3  The Landlord covenants with the Surety to notify the Surety in writing if the Tenant shall be persistently late in paying the rents reserved by the Lease and to serve a copy of any such notice upon the Surety if the Landlord serves any notice on the Tenant regarding a breach of any of the terms in the Lease.

In witness whereof the parties have signed or scaled this Deed as indicated below and it has been delivered by them on the day and year first above written.

THE FIRST SCHEDULE

PART I

DESCRIPTION OF THE DEMISED PREMISES

The premises on the second floor of the Landlord's Development which premises are more particularly delineated and edged red on the Plan and extend from the upper side of the floor slab immediately below such premises to the underside of the floor or roof slab immediately above such premises excluding

1.1 the walls bounding such premises other than party walls;

1.2 all load-bearing walls and pillars within such premises;

1.3 all structural floor slabs within such premises;

1.4 all Conducting Media within such premises not serving only such premises; and

1.5 In the case of that part of the demised premises on the ground floor of the Landlord's Development (if any) the floor screen applied to the floor slab immediately below such premises and to any floor slab within such premises but including

2.1 the plaster and other finishes on the inner sides of the walls bounding such premises and on all faces of all load-bearing walls and pillars wholly within such premises;

2.2 all ceilings and other finishes applied to the floor or roof slab immediately above such premises and to any floor slab within such premises;

2.3 save as provided in Paragraph I (a) all finishes applied to the floor slab immediately below such premises and to any floor slab within such premises;

2.4 all doors windows and roof lights of such premises together with the interior of the frames and all the glass and furniture thereof;

2.5 the whole of all non-load-bearing walls or partitions wholly within such premises;

2.6 one half in thickness of all party walls bounding such premises; and

2.7 all Conducting Media and which serve only such premises;

PART II

RIGHTS GRANTED TO THE TENANT

The following rights in common with the Landlord and others

1 A right to the passage of services through all Conducting Media comprised in the Landlord's Development and which serve the Demised Premises.

2 A right of way with or without vehicles over such part or parts of the Common Parts allocated from time to time by the Landlord for use by vehicles and the right to load and unload goods thereon provided that such loading or unloading shall be carried out with reasonable speed and in such manner as not to cause obstruction nuisance or inconvenience to others and not during the hours of twelve noon to three p.m.

3 A right of way on foot and with trolleys at all times over the Common Parts.

4 A tight to use an area of the Landlord's Development allocated by the Landlord from time to dine for the disposal of refuse.

5 Subject to the payment of the appropriate fee (which fee shall be put towards the estimated Service Charge) and such regulations as the Landlord may from time to time impose the right to use the conference centre.

6 The right to subjacent and lateral support shelter and protection from the other parts of the Landlord's Development.

PART III

RIGHTS EXCEPTED TO THE LANDLORD

1 All rights of light and other easements over other land or premises (whether owned by the Landlord or otherwise) and all rights and easements belonging to or enjoyed by any adjoining or neighbouring land or premises (whether owned by the Landlord or otherwise).

2 The right to the passage of soil water gas telephone electricity heating ventilation air conditioning and other effluvia through any Conducting Media comprised in the Demised Premises from and to any adjoining or neighbouring land or premises (whether owned by the Landlord or otherwise) served thereby.

3 The right to carry out any works upon or otherwise deal with any adjoining or neighbouring land or premises (whether owned by the Landlord or otherwise) in such manner as the Landlord may think fit notwithstanding any interference with any right of light or air or other easement enjoyed by the Demised Premises or any nuisance or inconvenience caused to the occupier thereof.

4 The right to build on to connect with or otherwise take into use any wall or fence bounding the Demised Premises and any Conducting Media comprised in or serving the Demised Promises without payment of any consideration or compensation to the Tenant subject to the Landlord making good at its own expense any damage thereby caused to the Demised Premises.

5 The right at any time to alter or depart from the composition or layout of the Landlord's Development and/or the Landlords adjoining or neighbouring land or premises to such extent and in such manner as the Landlord shall think fit to the intent that the Tenant shall not be entitled to make any claim whether for compensation or otherwise against the Landlord in respect thereof PROVIDED THAT the Tenant's use enjoyment and occupation of the Demised Premises shall not thereby be materially prejudiced or disturbed.

6 The right to enter upon the Demised Premises together with those authorised by it after giving reasonable prior written notice (save in the case of emergency) to repair alter add to rebuild or replace any part or parts of the Landlord's Development or any Conducting Media comprised in the Landlord's Development but which serve other part or parts of the Demised Premises provided that as little inconvenience as reasonably possible is caused to the Tenant and any damage is made good as quickly as possible.

7 The right to subjacent and lateral support shelter and protection from the Demised Premises.

THE SECOND SCHEDULE

PART I

INSURANCES TO BE MAINTAINED BY THE LANDLORD

1 Insurance throughout the term with substantial insurers against -

1.1 loss of the Yearly Rent Insurance Charge and the Service Charge due to damage or destruction caused by any of the Insured Risks in an amount not exceeding the Landlord's Surveyor's estimate from time to time of three years Yearly Rent at the rate from time to time payable hereunder Insurance Charge and Service Charge payable in respect of the Demised Premises; and

1.2 damage to or destruction of the Landlord's Development and any of the Landlord's fixtures in the Demised Premises by any of the Insured Risks in a sum equal to the Landlord's Surveyor's estimate from time to time of the reinstatement value thereof (including Value Added Tax in respect of the total estimated cost of reinstating the whole of the Landlord's Development) and of the cost of clearing debris and of Architects' Surveyors and other professional fees in connection with reinstatement (including the amount of my Value Added Tax payable thereon).

PART II

PROVISIONS AS TO PAYMENT OF THE INSURANCE CHARGE

1 The Tenant shall pay to the Landlord on demand a fair and reasonable proportion of the gross premiums and other expenses from time to time required to effect or maintain the insurances specified in Part I of this Schedule (including without limitation all fees and charges in relation to any insurance valuations of the Landlord's Development) credit being given to the Tenant for any payments on account paid by the Tenant under the following paragraph.

2 If so required by the Landlord the Tenant shall on account of the amounts payable under the preceding paragraph pay to the Landlord on the quarter day preceding the date on which the Landlord proposes effecting or renewing any of the insurances specified in Part I of this Schedule the appropriate percentage of the Landlord's estimate of the gross premium and other expenses required for effecting or renewing such insurance.

3 The said fair and reasonable proportion shall be such proportion specified by the Landlord's Surveyor from time to time whose decision shall be final.

THE THIRD SCHEDULE

SERVICES TO BE PROVIDED BY THE LANDLORD

1 The maintenance and cleansing of and the keeping in good and substantial repair and condition and renewal of -

1.1 the main structure of the buildings on the Landlord's Development from time to time and each and every part thereof and in particular and the foundations the walls not specifically demised to the Tenant and the roof thereof with main water tanks main drains gutters and rain water pipes (but not any shop or restaurant fronts);

1.2 the Conducting Media as may by virtue of the terms of this Lease be enjoyed or used by the Tenant in common, with the owners or tenants of the Units;

1.3 the boundary walls and fences of the Landlord's Development; and

1.4 all other puts of the Landlord's Development not included in the foregoing sub-paragraphs (a) to (c) and not included in this demise or the demise of all or any of the Units.

2 As often as the Landlord shall reasonably consider necessary the painting or procuring of the painting of the outside wood iron and other work of those parts of any buildings situate on the Landlord's Development from time to time and as have been or are usually painted and grain and varnish such said external parts of the same as have been heretofore or are usually grained and varnished.

3 The payment and discharge of any rates (including water rates) taxes duties assessments charges impositions and outgoings assessed charged or imposed on any buildings situate on the Landlord's Development from time to time and the curtilage thereof as distinct from any assessment made in respect of the Units.

4 The maintenance (if and when installed by the Lessors at their discretion) any rented communal television aerial or aerials serving the Landlord's Development and to pay all expenses in connection with the installation and maintenance thereof.

5 The provision procurement replacement and maintenance of any security system including (for the avoidance of doubt) any electric porter system serving the Landlord's Development.

6 The painting varnishing and colouring graining and whitewashing of such the Common Parts as have been or are, usually, painted papered coloured grained and whitewashed.

7 The heating and lighting of such of the Common Parts which require heating and lighting and the cleaning of the Common Pans using appropriate materials which for the purposes of this paragraph only shall include the external windows of the Landlord's Development and where appropriate the furnishing of the Common Parts in such style and manner as the Landlord shall from time to time in their absolute discretion think fit.

8 The powering maintaining and where necessary renewing or replacing of any existing lift and ancillary equipment relating thereto and maintaining insurance against risks of breakdown and third party claims in respect of the lift and lift equipment and mechanism in such amounts and on such terms as the Landlord shall from time to time think fit and the insuring of the Common Parts (where applicable) and to the extent that the Landlord shall from time to time decide the insuring against public and/or Third Party Liability in relation to the Landlord's Development.

9 The installation and thereafter maintenance of fire extinguishers and other fire appliances for the Common Parts.

10 The provision of such services and facilities to the conference centre as the Landlord shall from time to time consider necessary.

11.1 Employing the Landlords' Surveyor and if necessary at the Landlord's discretion in addition a firm of Managing Agents to manage the Landlord's Development and discharging all proper fees salaries charges and expenses payable to such agents or such person who may be managing the Landlord's Development including the costs of computing and collecting the Service Charge and the Insurance Charge in respect of the Landlord's Development or any part thereof.

11.2 Employing all such surveyors builders architects engineers tradesmen accountants or other professional persons as may be necessary or desirable for the proper maintenance safety and administration of the Landlord's Development and the provision to such persons of appropriate items of clothing to carry out the same.

12 When the Landlord in the interests of good estate management at their discretion so decide to set aside (which setting aside shall for the purpose of the Third Schedule hereto be deemed an item of expenditure incurred by the Landlord) such sums of money as the Landlord shall reasonably require to meet such future costs as the Landlord shall reasonably expect to incur of replacing maintaining and renewing those items which the Landlord have hereby covenanted in this Third Schedule to replace maintain or renew and to meet such future costs as the Landlord shall reasonably expect to incur in carrying out work in accordance with their obligations hereunder of a nature which is required to be done less frequently than annually in the nature of running repairs and maintenance to the Landlord's Development.

13 Without prejudice to the foregoing to do or cause to be done all such works installations acts matters and things as in the absolute discretion of the Landlord may be considered necessary or advisable for the proper maintenance safety amenity and administration of either or both of the Landlord's Development and the Common Parts.

THE FOURTH SCHEDULE

PART I

DEFINITIONS FOR PURPOSE OF CALCULATING THE SERVICE CHARGE

In this Schedule the following expressions have the following meanings respectively

1.1 'Total Expenditure' means the total expenditure including Valued Added Tax incurred by the Landlord in any year as herein defined in carrying out their obligations and exercising their discretionary rights and powers under the Third Schedule of this Lease and any other costs and expenses reasonably and properly incurred in connection with the Landlord's Development and Common Parts including without prejudice to the generality of the foregoing the costs of any accountant surveyor or other professional person employed to determine the Total Expenditure and the amount payable by the Tenant or otherwise for the purpose of fulfilling the Landlord's obligations hereunder.

1.2 'the estimated Service Charge' means such sum to be paid on account of the Service Charge in respect of each year as the Landlord or the Landlord's Surveyor shall specify at their discretion to be a fair and reasonable interim payment.

1.3 'year' means the period from 25th March to 24th March (inclusive) or such other period as the Landlord may from time to time decide.

PART II

PROVISION FOR THE PAYMENT OF

THE SERVICE CHARGE BY THE TENANT

1 The Landlord's Surveyor will notify the Tenant before or as practicable after the start of each year of the estimated Service Charge payable by the Tenant during that year and the Tenant shall pay the estimated Service Charge to the Landlord by four equal quarterly instalments on the usual quarter days beginning with the quarter day preceding the start of the year or (in the case of the estimated Service Charge payable in respect of the years during which this tenancy commences and terminates) by such other instalments as the Landlord's Surveyor may stipulate pending notification by the Landlord's Surveyor of the estimated Service Charge payable by the Tenant for any year the Tenant shall continue to pay estimated Service Charge at the rate payable for the previous year and shall upon being so notified make up any shortfalls in payments for that year on demand.

2 If the Landlord shall incur or anticipate incurring expenditure in any year which was not taken into account by the Landlord's Surveyor in notifying the Tenant of the estimated Service Charge for that year the Tenant shall on demand pay to the Landlord as a further instalment of the estimated Service Charge the amount as assessed by the Landlord's Surveyor whereby the estimated Service Charge for that year is increased by such expenditure or anticipated expenditure.

3 As soon as practicable after the end of each year the Landlord's Surveyor will supply the Tenant with a statement showing the cost to the Landlord of providing the Services specified in the Third Schedule during that year calculated in accordance with the provisions of Part I of this Schedule due allowance being made for any reimbursement received by the Landlord from any insurer tenant or other person not being a payment of service charge or estimated service charge.

4 If the amount shown payable by the Tenant in such statement exceeds the amount of the estimated Service Charge paid by the Tenant for the relevant year the Tenant shall pay the amount of the excess to the Landlord within 21 days of the issue of the said statement. If the amount so shown is less than the amount of the estimated Service Charge so paid the difference shall be allowed to the Tenant.

5 Any such statement issued by the Landlord's Surveyor shall save in the event of manifest error notified to the Landlord's Surveyor in writing within 21 days of the issue thereof be conclusive as to the matters stated therein and binding on the parties.

6 Vouchers evidencing expenditure referred to in any such statement issued by the Landlord's Surveyor will be available for inspection by the Tenant at the offices of the Landlord's Surveyor during normal business hours during the 21 days following the issue of such statement.

THE FIFTH SCHEDULE

REGULATIONS

1 To keep the interior of all external windows and all the surfaces of other windows cisterns flues of the Demised Premises properly cleaned and in particular to clean all the said windows at least once in every month and all cisterns (if any) therein twice at least in every year and not to deposit or permit to be deposited any waste or offensive materials on the Demised Premises and/or the Landlord's Development and to comply with such reasonable regulations as the Landlord shall from time to time make relating to the deposit and storage of such materials.

2 To make good or pay for all damage caused to any part of the Landlord's Development or to the property of any other tenant of the Landlord's or to any person by any means caused by the Tenant or any employee visitor servant or invitee for which the Landlord shall be held liable or shall incur any loss or expense and in Particular not to cause a's aforesaid any damage or destruction to any part of the Landlord's Development which has been landscaped or to any shrubs or trees or plants planted thereon and generally to keep the Common Parts free of debris and litter and to indemnify the Landlord against such liability loss or expense.

3 Not to do or permit to be done anything therein whereby any insurance policy or policies effected on the building situate from time to time on the Landlord's Development or on any neighbouring property may become void or the moneys payable thereunder reduced or the rate of premium thereon increased and to indemnify and keep the Landlord fully and effectually indemnified against any loss or damage resulting from a breach or non-observance by the Tenant of this regulation.

4 Not to keep any bird cat dog or other animal on the Demised Premises and not to cause any noise so as to be audible outside the Demised Premises between the hours of eleven (11) p.m. and eight (8) a.m. or at any other time or times so as to cause any nuisance or annoyance to any of the other owners tenants or occupiers of the Units (and for the purposes hereof the decision of the Landlord's Surveyor as to what constitutes annoyance shall be final and binding on the parties).

5 Not to allow any sale by auction on the Demised Premises.

6 Not to throw to permit to be thrown any dirt rubbish rags or other refuse into the sink baths lavatories cisterns or waste or soil pipes in the Demised Premises.

7 Not to use an the Demised Premises any electrical device without an effective suppressor fitted thereto.

8 Not to permit or suffer to be used any lift in the Landlord's Development for the carrying of any greater number of persons or a greater weight than the number or weight limit specified therefor by any notice affixed therein.

9 Not at any time without the previous written consent of the Landlord to employ in any capacity whatever in or about the Demised Premises any dismissed servants of the Landlord.

10 Not at any time to interfere with the external decorations or painting of the Demised Premises or of any other part of the Landlord's Development.

11 To submit any dispute difference or complaint that may arise between the Tenant and the tenant or occupier or any of the Units in respect of the use or occupation of the Demised Premises or any other part of the Landlord's Development to the Landlord's Surveyor before taking any further or other steps or proceedings in relation thereto.

12 Without prejudice to the generality of any of the foregoing regulations to observe and perform such rules and regulations as may from time to time be made by the Lessors to govern the use conduct and management of the Landlord's Development.

THE SIXTH SCHEDULE

MATTERS SUBJECT TO AND WITH THE BENEFIT OF
(WHERE APPROPRIATE) OF WHICH THE DEMISED
PREMISES ARE DEMISED

Entries on the Registers of Title No. NGL 485356.

Signed by Peter Robin Hamilton Barrett in the presence of	) ) )	/s/ illegilbe HMClark 113 Wellington Court, Mayfield Road London, W12 GLT

Signed by David Lloyd Davis in the presence of	) ) )	/s/ Davis Lloyd Davis F. Newborn 36 Apollo House, Milmana St London SW10